Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form F-3 No. 333-179636) and related Prospectus of Diana Containerships Inc. for the registration of common shares (including related preferred stock purchase rights), preferred shares, debt securities, warrants, purchase contracts, and units and to the incorporation by reference therein of our reports dated February 23, 2012, with respect to the consolidated financial statements of Diana Containerships Inc. and the effectiveness of internal control over financial reporting of Diana Containerships Inc., included in its Annual Report (Form 20-F) for the year ended December 31, 2011, filed with the Securities and Exchange Commission.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

March 13, 2012
Athens, Greece